EXHIBIT 8.3

                          Opinion of RP Financial, LC.
                     as to the Value of Subscription Rights








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RP Financial, LC.
---------------------------------------------
Financial Services Industry Consultants



                                 March 22, 1999


Board of Directors
Alaska Federal Savings Bank
2094 Jordan Avenue
Juneau, Alaska  99801-8046

Re:      Plan of Conversion:  Subscription Rights
         Alaska Federal Savings Bank
         ----------------------------------------


Gentlemen:

         All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion adopted by the Board of Directors of Alaska Federal Savings Bank (Alaska Federal" or the "Bank") whereby the Bank will convert from a federal mutual savings bank to a federal stock savings bank and issue all of the Bank's outstanding capital stock to Alaska Pacific Bancshares, Inc. (the "Holding Company"). Simultaneously, the Holding Company will issue shares of common stock.

         We understand that in accordance with the Plan of Conversion, subscription rights to purchase shares of common stock in the Holding Company are to be issued to: (1) Eligible Account Holders; (2) the Employee Stock Ownership Plan; (3) Supplemental Eligible Account Holders; and (4) Other Members. Based solely upon our observation that the subscription rights will be available to such recipients without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of common stock at the same price as will be paid by members of the general public in the direct community offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

          (1) the subscription rights will have no ascertainable market value; and,

          (2) the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.


         Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Holding Company's value alone. Accordingly, no assurance can be given that persons who subscribe for shares of common stock in the conversion will thereafter be able to buy or sell such shares at the same price paid in the Offerings.

                                           Sincerely,

                                           /s/RP FINANCIAL, LC.
                                           --------------------------
                                           RP FINANCIAL, LC.